                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (date of earliest event reported): August 11, 1999


                           UNITED LEISURE CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


           DELAWARE                       0-6106                 13-2652243
(State or other jurisdiction of         (Commission           (I.R.S. Employer
       Incorporation)                   File Number)            I.D. Number)


18081 Magnolia Ave., Fountain Valley, CA                            92708
(Address of Principal Executive Offices)                          (Zip Code)


                                 (714) 378-8761
                        (Registrant's Telephone Number,
                             Including Area Code)


                                     N/A
          (Former name or former address, if changed from last report)

Item 2.  Acquisition or Disposition of Assets

        Pursuant to a Purchase Agreement and Escrow Instructions dated June 10, 1999, between United Leisure Corporation (the "Company") and Shih Ching Chiang ("Buyer"), as amended on August 7, 1999, the Company agreed to sell and Buyer agreed to buy certain real property located in El Cajon, California (the "El Cajon Property"), for total consideration of $975,000. The purchase price for the El Cajon Property was arrived at through arm's length negotiations between the Company and Buyer. There was no pre-existing relationship between Company, its officers, directors, or affiliates, and Buyer.

        The sale of the El Cajon Property closed on August 11, 1999. Buyer paid cash for the El Cajon Property. After payment of (i) the outstanding principal balance and accrued interest on the first trust deed in the aggregate amount of approximately $773,077, (ii) the outstanding principal balance and accrued interest on the second trust deed in the aggregate amount of approximately $128,236, (iii) current and delinquent property taxes in the aggregate amount of approximately $21,013, and (iv) other expenses, fees and charges incurred by the Company, as seller of the El Cajon Property, net cash proceeds to the Company were approximately $45,382.

        The El Cajon Property consists of approximately eight acres in El Cajon, California. The El Cajon Property was previously used by the Company in connection with the operation of its children's recreational activities, as the site of a Camp Frasier and Frasier's Frontier amusement park. The Company no longer operates these facilities as it has reoriented its business to the development and licensure of its proprietary Internet technology.

Item 7.  Financial Statements and Exhibits

        (c)  Exhibits

             10.1 - Purchase Agreement and Escrow Instructions dated June 10,
                    1999 between United Leisure Corporation and Shih Ching Chiang, as amended on August 7, 1999.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 23, 1999                   UNITED LEISURE CORPORATION


                                         By  /s/ Brian Shuster
                                           -------------------------------
                                           Brian Shuster
                                           President and Chief Executive Officer